EXHIBIT 24.2


                             HJ & ASSOCIATES, L.L.C.
                  Certified Public Accountants and Consultants

                        CONSENT OF INDEPENDENT AUDITORS'

Board of Directors
SportsNuts.com International, Inc.
10421 So. 400 West, Ste. 550
Salt Lake City, UT 84095

We hereby consent to the use in this  Registration  Statement of  SportsNuts.com
International, Inc. of our report dated March 5, 2001 of SportsNuts.com International, Inc. for the year ended December 31, 2000, which is part of this Registration Statement, and to all references to our firm included in this Registration Statement.


/s/ HJ & Associates, LLC

HJ & Associates LLC
Salt Lake City, Utah
August 29, 2001

          50 South Main Street, Suite 1450 - Salt Lake City, Utah 84144
               Telephone (801) 328-4408 - Facsimile (801) 328-4461